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EXHIBIT 99.3

AGREEMENT OF PURCHASE AND SALE

In consideration of the agreements, representations, warranties, covenants and conditions contained in this agreement (including the offer letter to which this agreement is attached, which forms part of this agreement, the “Agreement”) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, Intercap Equity Inc. (the “Purchaser”) hereby agrees to purchase and WPGG 14 Investment Ltd. IV (“WP”), hereby agrees to sell, 3,630,715 common shares (the “Purchased Shares”) of Docebo Inc. (“Docebo”) to the Purchaser upon the following terms and conditions:

1.

Purchase Price. The aggregate purchase price payable by the Purchaser to WP for the Purchased Shares shall be US$68,148,520.55, being US$18.77 per Purchased Share (the “Purchase Price”).

2.

Closing. The closing of the transaction contemplated by this Agreement shall occur on February 27, 2026 (or such other date as may be agreed to by the parties hereto) (the “Closing Date”) at 9:00 a.m. (Toronto time) (the “Closing Time”). At the Closing Time, WP shall transfer the Purchased Shares to the Purchaser, in exchange for payment of the Purchase Price.

3.

Representations and Warranties of WP. WP represents and warrants as follows and acknowledges that the Purchaser is relying on such covenants, representations and warranties in connection with the purchase of the Purchased Shares:

(i)

Organization, Power and Authority and Authorization.

(a)

WP is duly incorporated and organized and validly existing under the laws of its jurisdiction of incorporation.

(b)

WP has the power and authority to own the Purchased Shares, to enter into this Agreement and to perform its obligations hereunder.

(c)

The entering into and the performance by WP of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action.

(ii)

Enforceability. This Agreement has been duly executed and delivered by or on behalf of WP and is a legal, valid and binding obligation of WP, enforceable against WP by the Purchaser in accordance with its terms.

(iii)

Ownership of Purchased Shares. WP is the sole registered and beneficial owner of the Purchased Shares, with good marketable title thereto, free and clear of all encumbrances.

(iv)

No Proceedings. No suits, actions or legal proceedings of any sort are pending or are threatened which would restrain or otherwise prevent, in any manner, WP from effectually and legally transferring the Purchased Shares to the Purchaser free and clear of any and all claims, liens, security interests and encumbrances pursuant to this Agreement.

(v)

Private Agreement Exemption. WP did not acquire the Purchased Shares in order for the Purchaser to make use of the “private agreement exemption” pursuant to Section 4.2 of National Instrument 62-104 – Take-Over Bids and Issuer Bids.

4.

Representations and Warranties of the Purchaser. The Purchaser represents and warrants as follows and acknowledges that WP is relying on such representations and warranties in connection with the sale of the Purchased Shares:

(i)

Organization, Power and Authority and Authorization.

(a)

The Purchaser is duly amalgamated and organized and validly existing under the laws of its jurisdiction of incorporation.

(b)

The Purchaser has the power and authority to acquire the Purchased Shares, to enter into this Agreement and to perform its obligations hereunder.

(c)

The entering into and the performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action.

(ii)

Enforceability. This Agreement has been duly executed and delivered by or on behalf of the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by WP in accordance with its terms.

(iii)

Accredited Investor. The Purchaser is an “accredited investor” for purposes of Canadian securities laws.

(iv)

Purchase for Own Account for Investment. The Purchaser is purchasing the Purchased Shares for the Purchaser’s own account, for investment purposes only and the Purchaser has not granted or agreed to grant any beneficial ownership of any of the Purchased Shares to any other person.

5.

Excluded Information.

(i)

The Purchaser has informed WP that the Purchaser may currently have or may in the future come into possession of material non-public information related to Docebo that may not be known to WP, and will not be disclosed to WP, which information, in each case may be material to Docebo and/or the value of the Purchased Shares (the “Excluded Information”). WP has not requested and does not want to receive the Excluded Information.

(ii)

WP has decided to sell the Purchased Shares, based on its own independent investigation and consultation with counsel concerning the Purchased Shares and the terms and conditions of this Agreement, notwithstanding its lack of knowledge concerning the Excluded Information.

(iii)

None of the Purchaser nor any of its affiliates shall have any liability to WP or any of its affiliates and WP, on behalf of itself and its affiliates, irrevocably and unconditionally releases and forever discharges any and all Claims it might have against the Purchaser or any of the Purchaser’s officers, directors, agents, advisors, representatives, affiliates, partners or investors and their respective successors and assigns (the “Purchaser Releasees”), with respect to the non-disclosure of the Excluded Information. “Claims” means any and all claims, demands, complaints, grievances, actions, causes or rights of action however arising, whether present, known or unknown, immediate, future or contingent, whether under applicable securities law or otherwise, that WP ever had, now has, or may have against any of the Purchaser Releasees for, upon, or by reason of any matter, cause or thing whatsoever arising out of or relating to or in connection with the Excluded Information.

6.

Illegality. Neither party shall be obligated to complete the transactions contemplated by this Agreement if, after the date of this Agreement, any Law (as defined below) is enacted, made, enforced or amended, as applicable, that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibits or enjoins the Purchaser or WP from consummating the transactions contemplated by this Agreement. For purposes of this Agreement, “Law” shall mean any and all applicable national, federal, provincial, territorial, state, municipal or local law (statutory, civil, common or otherwise), constitution, treaty, convention, ordinance, act, statute, code, rule, regulation, order, Authorization or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a governmental entity.

7.

Approvals. As promptly as practicable after the execution of this Agreement, the Purchaser shall use its reasonable best efforts to make all filings with, give all notices to, satisfy all requests from, and obtain all orders, permits, approvals, consents, waivers, licences or similar authorizations (collectively, “Authorizations”) from, any governmental authority having jurisdiction over the Purchaser that are necessary for the lawful completion of the transactions contemplated by this Agreement. The costs and expenses relating to any such filing, notice, request or Authorization shall be paid by the Purchaser.

8.

Headings. The insertion of headings is for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular section, subsection or other portion hereof and include any schedule and any agreement supplemental hereto.

9.

Costs. Subject to Section 7, each party shall be responsible for its own costs in relation to the transaction contemplated by this Agreement.

10.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

11.

Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court making such determination may modify the provision in a manner consistent with its objectives, and/or delete specific words or phrases, so that in its modified form such provision will then be enforceable and will be enforced.

12.

Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with regard to the subject matter hereof and supersedes all prior agreements, understandings, representations or warranties, negotiations and discussions, whether oral or written, among the parties hereto with respect thereto. For clarity, the Purchaser acknowledges that, except as expressly set forth in this Agreement, there are no agreements, representations, promises, warranties, guarantees or conditions of any kind whatsoever, statutory or otherwise, express or implied, with respect to the Purchased Shares, including, without limiting the generality of the foregoing, any representations, warranties or conditions, either express or implied, as to the business of Docebo, value of the Purchased Shares, compliance with laws or in respect of any other matter or thing whatsoever. The provisions of this Section 12 shall survive the Closing Time indefinitely.

13.

Amendment. No amendment of this Agreement shall be binding unless in writing and signed by all of the parties hereto.

14.

Waiver. No waiver by any party hereto of any breach of any of the provisions of this Agreement shall take effect or be binding upon such party unless in writing and signed by such party. Unless otherwise provided therein, such waiver shall not limit or affect the rights of such party with respect to any other breach.

15.

Time of Essence. Time shall be of the essence of this Agreement.

16.

Binding Effect. This Agreement of purchase and sale shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

17.

Publicity. The parties agree that the terms, conditions and existence of this Agreement, as well as all discussions between the parties in connection therewith, shall be held in strict confidence provided that any party may make any disclosure required by applicable laws or regulatory process, including disclosure pursuant to the early warning requirements and insider reporting requirements under applicable securities laws.

18.

Assignment. Neither party may assign this Agreement without the prior written consent of the other party.

19.

Counterparts. This Agreement may be signed in one or more counterparts each of which together shall constitute one and the same agreement.

20.

Further Assurances. Each party will do all such things and sign and execute all such documents as may be necessary or desirable to give effect to this Agreement and the rights and obligations of each party to it. Each party shall use reasonable commercial efforts to ensure each of their respective obligations hereunder are performed and/or fulfilled in accordance with the terms and conditions of this Agreement.

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IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the 27th day of November, 2025.

INTERCAP EQUITY INC.

By:

“Jason Chapnik”

Name: Jason ChapnikTitle: Chairman

WPGG 14 INVESTMENT LTD. IV

By:

“Vishnu Menon”

Name: Vishnu MenonTitle: Managing Director